Quinton Announces Q1 EPS of $0.08 on Revenues of $21.7 Million

BOTHELL, WA, April 27, 2004 – Quinton Cardiology Systems, Inc. (NASDAQ: QUIN) today announced results for the three-month period ended March 31, 2004.

First Quarter Results

Revenues for the three months ended March 31, 2004 were $21.7 million, as compared to revenues of $20.3 million for the three months ended March 31, 2003, an increase of 6.7%. Revenues for the three months ended March 31, 2003, included systems sales relating to Quinton’s hemodynamic monitoring line, which was divested in late 2003, of approximately $0.4 million. On a pro-forma basis, adjusting for the exclusion of the hemodynamic monitoring line systems sales, first quarter 2004 revenues were up 8.7% over first quarter 2003. This growth was driven by continued strength in Quinton’s core product lines, most notably electrocardiographs and stress testing systems.

Gross profit for the three months ended March 31, 2004 was $9.5 million, or 43.7% of revenues. This compares to Quinton’s gross profit of $7.8 million, or 38.7% of revenues, for the three months ended March 31, 2003. Gross profit on systems revenues was $8.3 million or 44.5% of systems revenues in the first quarter of 2004. This compares to gross profit on systems revenues of $6.3 million, or 37.2% of revenues for the first quarter of 2003. Gross profit on service revenues was $1.2 million or 38.4% of service revenues in the first quarter of 2004. This compares to gross profit on service revenue of $1.5 million, or 46.3% of revenues for the first quarter of 2003.

The improvement in overall gross margin of approximately 5 percentage points was principally due to improved systems margins relating to efficiencies realized through the consolidation of Quinton’s manufacturing facilities, which was completed in late 2003, and other cost reductions, partially offset by less than expected margins on service revenues. Approximately 1 1/2 % of the 5% improvement was due to the fact that gross profit in the first quarter of 2003 included a nonrecurring charge of $0.3 million, relating to the acquisition of Burdick. The lower service margin for the first quarter of 2004 was attributable to a combination of lower service parts sales, which can fluctuate from period to period, increases in service staffing levels to provide enhanced support to our customers and the temporary effects of inefficiencies and changes relating to the recent conversion of our enterprise resource planning system.

“We expect continued strong overall gross margins, with improvement in service margins, over the balance of the year,” stated Mike Matysik, Quinton’s Chief Financial Officer.

During the three months ended March 31, 2004, Quinton reported net income of approximately $1.1 million, or $0.08 per share. This compares to a net loss of approximately $1.9 million for the three months ended March 31, 2003, a loss of $0.15 per share. The first quarter 2003 loss included nonrecurring charges relating to the Burdick acquisition of $1.6 million. There were no similar charges in 2004.

Quinton used cash from operations of approximately $0.6 million during the three month period ended March 31, 2004. This compares to the use of cash from operations of approximately $1.0 million in the first quarter of 2003. The use of cash from operations in the first quarter of 2004 was principally due to the payment of expenses during the quarter plus amounts due under approved 2003 compensation programs and severance costs relating to the consolidation of manufacturing operations. Despite this previously anticipated use of cash during the first quarter, cash flows from operations are expected to be positive for the balance of 2004.

The use of cash from operations and other net cash activity during the three months ended March 31, 2004 were funded by borrowings against Quinton’s line of credit, resulting in a net increase in total debt during the quarter of approximately $0.6 million, to a total debt balance of $1.2 million at March 31, 2004.

“We are very pleased with our overall first quarter performance,” stated John Hinson, Quinton’s Chief Executive Officer.

Outlook

Quinton re-affirmed its earlier guidance for revenues and earnings for the second, third and fourth quarters of 2004, adjusted for the effects on net income and earnings per share of the proposed public equity offering separately announced by the Company today.

About Quinton

Quinton develops, manufactures, markets and services a family of advanced cardiology products used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton and Burdick brand names. Quinton’s shares are quoted on the NASDAQ National Market under the trading symbol “QUIN”. For more information, visit the Quinton web site at www.quinton.com or contact Quinton at (800) 426-0337.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, those relating to Quinton’s expected 2004 revenues and earnings that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Quinton’s expected 2004 revenue and profitability. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, disruptions in supplies or increases in prices of certain components we use in our products, changes in the number of primary or fully diluted shares outstanding, the effect on net income and earnings per share of the proposed public equity offering, the cancellation of or changes in the size or timing of such offering, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, and our ability to maintain good relationships with our employees and suppliers. These and other risks are more fully described under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2003, under the caption “Certain Factors that May Affect Future Results” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and other documents, as filed with the Securities and Exchange

Commission by Quinton Cardiology Systems, Inc. Quinton undertakes no duty or obligation to update the information provided herein.

Contact:
Mike Matysik
Senior Vice President and Chief Financial Officer
(425) 402-2009
www.quinton.com

Pro Forma Financial Information

This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). The information presented on a pro forma basis relates to the calculation of revenue growth in the first quarter of 2004 as compared to the first quarter of 2003, after adjusting first quarter 2003 revenues reported in accordance with GAAP to exclude revenues in that period representing systems revenues related to the Company’s line of hemodynamic monitoring products which was divested in the fourth quarter of 2003. Management believes that this pro forma calculation is meaningful because it compares the changes between periods on a basis which excludes the revenue from the hemodynamic monitoring line in both periods. Set forth below is a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP (in thousands):

Revenues, as reported for the three months ended March 31, 2003	$20,283
Pro forma adjustment:
Deduct systems revenue relating to hemodynamic monitoring line	(371)

Pro forma revenues for the three months ended March 31, 2003	$19,912

Revenues for the three months ended March 31, 2004	$21,652

Revenue growth in 2004 compared to reported revenues in 2003	6.7%
Revenue growth in 2004 compared to pro forma revenues in 2003	8.7%

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	March 31,
	2003	2004
ASSETS
Current Assets:
Cash and cash equivalents	$185	$163
Accounts receivable, net	12,480	12,412
Inventories	12,690	12,784
Prepaid expenses and other current assets	1,419	1,409

Total current assets	26,774	26,768
Machinery and equipment, net of accumulated depreciation	4,918	4,649
Intangible assets, net of accumulated amortization	5,672	5,861
Investment in unconsolidated entity	1,000	1,000
Goodwill	9,953	9,953

Total assets	$48,317	$48,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$354	$923
Current portion of long term debt	363	272
Accounts payable	6,183	5,818
Accrued liabilities	7,349	5,965
Warranty liabilities	2,059	2,035
Deferred revenue	4,499	4,391

Total current liabilities	20,807	19,404
Deferred tax liability	1,180	1,185

Total liabilities	21,987	20,589

Minority interest in consolidated entity	198	178
Shareholders’ Equity	26,132	27,464

Total liabilities and shareholders’ equity	$48,317	$48,231

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2003		2004
	$	%	$	%
Revenues:
Systems	$16,957	83.6%	$18,526	85.6%
Service	3,326	16.4	3,126	14.4

Total revenues	20,283	100.0	21,652	100.0
Cost of revenues:
Systems	10,652	62.8	10,275	55.5
Service	1,787	53.7	1,925	61.6

Total cost of revenues	12,439	61.3	12,200	56.3
Gross profit:
Systems	6,305	37.2	8,251	44.5
Service	1,539	46.3	1,201	38.4

Gross profit	7,844	38.7	9,452	43.7
Operating expenses:
Research and development	2,087	10.3	1,831	8.5
Write off of purchased in-process research and development projects	1,290	6.4	—	0.0
Sales and marketing	4,326	21.3	4,371	20.4
General and administrative	2,027	10.0	2,088	9.5
Stock-based compensation	18	0.1	18	0.1

Total operating expenses	9,748	48.1	8,308	38.5

Operating income (loss)	(1,904)	(9.4)	1,144	5.2
Other income (expense):
Interest expense, net	(75)	(0.4)	(41)	(0.2)
Interest income, putable warrants	95	0.5	—	—
Other income, net	4	0.0	—	—

Total other income (expense)	24	0.1	(41)	(0.2)

Income (loss) before income taxes and minority interest	(1,880)	(9.3)	1,103	5.0
Income tax provision	—	0.0	(35)	(0.1)

Income (loss) before minority interest in loss of consolidated entity	(1,880)	(9.3)	1,068	4.9
Minority interest in loss of consolidated entity	21	0.1	20	0.1
Net income (loss)	$(1,859)	(9.2)%	$1,088	5.0%

Net income (loss) per share – basic	$(0.15)		$0.09
Net income (loss) per share – diluted	$(0.15)		$0.08
Weighted average shares outstanding — basic	12,093,777		12,244,515
Weighted average shares outstanding — diluted	12,093,777		13,187,087

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2003	2004
Operating Activities:
Net income (loss)	$(1,859)	$1,088
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	497	386
Write off of purchased in-process research and development	1,290	—
Amortization of deferred stock-based compensation	18	18
Interest income, putable warrants	(95)	—
Deferred taxes	—	5
Minority interest in loss of consolidated entity	(21)	(20)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	614	68
Inventories	486	(94)
Prepaid expenses and other current assets	(20)	10
Accounts payable	(1,534)	(365)
Accrued liabilities	(208)	(1,529)
Warranty liability	47	(24)
Deferred revenue	(193)	(108)

Net cash used in operating activities	(978)	(565)

Investing Activities:
Purchases of machinery and equipment	(435)	(36)
Purchase of developed technology	—	(125)
Proceeds from sales of machinery and equipment	35	—
Purchase of Burdick, Inc., net of cash acquired	(21,549)	—

Net cash used in investing activities	(21,949)	(161)

Financing Activities:
Borrowings on bank line of credit, net	4,329	569
Payments of long term debt	(91)	(91)
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	44	226

Net cash from financing activities	4,282	704

Net change in cash and cash equivalents	(18,645)	(22)
Cash and cash equivalents, beginning of period	19,382	185

Cash and cash equivalents, end of period	$737	$163